EXHIBIT 99.1

BTU International Reports Second Quarter 2014 Results

NORTH BILLERICA, Mass., July 29, 2014 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the second quarter ended on June 29, 2014.

Second quarter net sales were $16.4 million, up 40.7 percent compared to $11.7 million in the preceding quarter, and up 15.4 percent compared to $14.2 million for the same quarter a year ago. Net income for the second quarter of 2014 was $0.6 million, or $0.06 per diluted share, compared to a net loss of $1.8 million, or ($0.19) per diluted share, in the preceding quarter, and compared to a net loss of $0.3 million, or ($0.03) per diluted share, in the second quarter of 2013.

Net sales for the six months ended June 29, 2014, were $28.1 million compared to $24.7 million for the first six months of 2013. Net loss for the first six months of 2014, was $1.2 million, or ($0.12) per diluted share, compared to a net loss of $3.4 million, or ($0.36) per diluted share, for the first six months of 2013.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "We are pleased with the strong showing of our electronics equipment business. This, combined with extra strength in our margins due to a favorable product mix and expense reductions, allowed us to get to the first profitable quarter since the sharp decline of the solar business."

Outlook

"Third quarter 2014 revenues are expected to be in the $14.5 to $15.5 million range based upon strength in orders from our electronics assembly customers. We booked a few technology solar orders, primarily for pilot line production, in anticipation of an expected return of capital spending for solar cell production in 2015. Our gross margins in the US will still be affected by factory under absorption in contrast to full absorption in our China factory," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2014, in a conference call to be held today, July 29, at 5:00 p.m. EDT. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and financial performance for the third quarter of fiscal year 2014. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 29, 2014, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net sales	$ 16,435	$ 14,244	$ 28,120	$ 24,747
Costs of goods sold	9,559	8,850	17,085	16,623

Gross profit	6,876	5,394	11,035	8,124

Operating expenses:

Selling, general and administrative	5,091	4,355	9,701	9,009
Research, development and engineering	1,029	1,017	2,240	2,151

Operating income (loss)	756	22	(906)	(3,036)

Interest income	7	11	18	23
Interest expense	(84)	(107)	(169)	(220)
Foreign exchange income (loss)	41	(38)	56	(114)
Other income	3	5	7	46

Income (loss) before provision for income taxes	723	(107)	(994)	(3,301)

Provision for income taxes	129	154	198	85

Net income (loss)	$ 594	$ (261)	$ (1,192)	$ (3,386)

Income (loss) per share:
Basic	$ 0.06	$ (0.03)	$ (0.12)	$ (0.36)
Diluted	$ 0.06	$ (0.03)	$ (0.12)	$ (0.36)

Weighted average number of shares outstanding:
Basic shares	9,560,454	9,532,140	9,558,671	9,531,559
Effect of dilutive options	45,531	--	--	--

Diluted shares	9,605,985	9,532,140	9,558,671	9,531,559

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29,	December 31,
Assets	2014	2013

Current assets
Cash and cash equivalents	$ 10,032	$ 13,991
Accounts receivable, net	13,768	11,370
Inventories	11,875	9,831
Other current assets	937	1,126

Total current assets	36,612	36,318

Property, plant and equipment, net	2,860	3,386

Other assets, net	1,238	626

Total assets	$ 40,710	$ 40,330

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 375	$ 367
Trade accounts payable	8,428	5,408
Other current liabilities	6,872	8,413

Total current liabilities	15,675	14,188

Long-term debt, less current portion	7,030	7,219
Other long-term liabilities	2	14

Total liabilities	22,707	21,421

Total stockholders' equity	18,003	18,909

Total liabilities and stockholders' equity	$ 40,710	$ 40,330
CONTACT: Company Contact:
         Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111